EXHIBIT 99.1

FOR IMMEDIATE RELEASE	For More Information Contact:
Leonard Goldstein, General Counsel
Robert D. Monson, Chief Financial Officer
Telephone: (713) 881-8900

Seitel Announces Clarification of Press Release

Regarding Change in Certifying Accountants

HOUSTON, TX, JULY 30, 2004 – Seitel, Inc. (OTCBB: “SELA”) announced a clarification of its press release regarding a change in its certifying accountants. Ernst & Young LLP (“E&Y”), who has served as independent accountants and has audited the consolidated financial statements of Seitel, Inc., a Delaware corporation, for each of the four years ended December 31, 2003, informed Seitel that it would resign as independent accountants for Seitel after the filing of Seitel’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2004 (the “June 30 10-Q”). E&Y will review the June 30 10-Q prior to resigning. E&Y’s decision was a result of E&Y’s annual review of E&Y’s audit client portfolio. E&Y did not advise Seitel that its decision was related to an evaluation of Seitel’s customer portfolio. In advising Seitel of its decision, E&Y did not advise Seitel that any questions existed or that it was aware of any issues with respect to the financial statements which E&Y audited and reported on or interim financial statements which Seitel has filed or that E&Y was aware of any existing deficiency in Seitel’s internal financial controls not previously reported and corrected.

E&Y did not consult with Seitel’s audit committee regarding the foregoing and, therefore, Seitel’s audit committee did not recommend or approve E&Y’s decision to so advise Seitel. Seitel’s audit committee has commenced an immediate search for a new independent accountant.

In connection with the audits of Seitel’s consolidated financial statements for the two most recent fiscal years ended December 31, 2003 and the subsequent interim period through July 26, 2004, there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreement(s), if not resolved to the satisfaction of E&Y, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report. Other than a qualification as to uncertainty as a going concern, the aforementioned audit reports of E&Y did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to audit scope or accounting principles.

ABOUT SEITEL

Seitel is a leading provider of seismic data and related geophysical services to the oil and gas industry in North America. Seitel’s products and services are used by oil and gas companies to assist in the exploration for and development and management of oil and gas reserves. Seitel has ownership in an extensive library of proprietary onshore and offshore seismic data that it has accumulated since 1982 and that it offers for license to a wide range of oil and gas companies. Seitel believes that our library of onshore seismic data is one of the largest available for licensing in the United States and Canada Seitel’s seismic data library includes both onshore and offshore three-dimensional (3D) and two-dimensional (2D) data and offshore multi-component data. Seitel has ownership in approximately 32,000 square miles of 3D and approximately 1.1 million linear miles of 2D seismic data concentrated primarily in the major North American oil and gas producing regions. Seitel markets its seismic data to over 1,300 customers in the oil and gas industry, and it has license arrangements with in excess of 1,000 customers.

Statements in this release about the future outlook related to Seitel involve known and unknown risks and uncertainties, which may cause Seitel’s actual results to differ materially from expected results. While Seitel believes its forecasting assumptions are reasonable, there are factors that are hard to predict and influenced by economic and other conditions that are beyond Seitel’s control. Among the other important factors which could cause actual results to differ materially from those in the forward-looking statements are detailed in Seitel’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, a copy of which may be obtained from Seitel without charge.

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